Exhibit 99.1

Actinium Pharmaceuticals, Inc.

ACTINIUM PHARMACEUTICALS PROVIDES MID-YEAR UPDATE DIRECTED AT EXISTING AND FUTURE SHAREHOLDERS

Material Progress On All Fronts To Date in 2014 – Including: Pipeline Advances, Improved Stock Market Profile, Stronger Balance Sheet, Fortified Executive Team and Strong Support from Prominent Scientific Leaders – Leave Company Well Positioned To Capitalize on The Promise of its Product Candidates

NEW YORK, NY – August 4, 2014 - Actinium Pharmaceuticals, Inc. (NYSE MKT: ATNM) ("Actinium" or "the Company"), a biopharmaceutical company developing innovative targeted payload immunotherapeutics for the treatment of advanced cancers, today provided a Mid-Year Corporate Update to new and existing shareholders. The highlights below underscore the significant progress that the Company has achieved on all material fronts this year which leave it well positioned to execute on its business plan and capitalize on the near-term promise of its core product candidates Iomab™-B and Actimab-A.

Key Achievements in 2014

●	Enhanced Stock Market Profile with NYSE Markets Uplisting, Addition to the Russell® Indexes and Greater Trading Volume
●	Attracted Additional Research Analyst Coverage
●	Fortified Company Infrastructure with Key Executive Hires
●	Progression of Iomab™-B towards Phase 3 Clinical Trial
●	High-Profile Visibility and Support for Iomab™-B by Leading Expert
●	Advanced Actimab-A Phase 1/2 Program
●	Initiated Support for Third Development Program
●	Strengthened Balance Sheet

“Our team wishes to thank our existing shareholders for their faith in Actinium this year.” stated Kaushik J. Dave, Ph.D., President and Chief Executive Officer. “As can be clearly seen from the highlights of our achievements listed above and elucidated below, we have made great progress since our shareholder update in December 2013. However, we are acutely aware that delivering on our primary objectives of bringing Iomab™-B to market in 2017 and establishing the clinical validity of Actimab-A for the treatment of Acute Myeloid Leukemia (AML), requires us to meet nearer-term milestones on time. I assure you that our entire team is energized and completely focused on meeting our corporate objectives”.

1

ACHIEVEMENTS AND HIGHLIGHTS FOR 2014 YTD

●	Enhanced Stock Market Profile with NYSE Markets Uplisting, Addition to the Russell® Indexes, Greater Trading Volume Coverage and Research Analyst Coverage

We successfully uplisted from the OTC bulletin board to the NYSE-MKT, a national exchange, in March 2014. This action enables a broader base of potential investors to invest in our strong future. We were privileged to join the broad-market Russell 3000® Index as well as the Russell 2000®, Russell Global and Russell Microcap® on June 27, 2014. These exchange and index inclusions coupled with our investor outreach efforts have resulted in greater than 12x improvement in liquidity (3-month average daily trading volume) since the last shareholder update in December 2013. Additional equity research coverage was initiated in July 2014 by Canaccord Genuity and featured a favorable rating and outlook for Actinium along the same line as the views of the existing Laidlaw analyst. We continue to extend our outreach efforts to buy and sell-side research analysts and portfolio managers in order to gain greater visibility and research coverage. We believe that our efforts should result in greater liquidity for our existing shareholders as appreciation of Actinium’s prospects with a wider audience takes hold and investor purchases increase.

●	Strengthened Balance Sheet and Fortified Company Infrastructure with Key Executive Hires

We completed an underwritten secondary offering in June of 2014 which provided us $13.7 million and sufficient additional capital to fund our accelerated development activities with Iomab™-B and expand our clinical trial of Actimab-A for which we expect to release interim results by year-end. The strengthened balance sheet leaves the company with sufficient capital resources to meet our major near-term milestones which is of great comfort. Equally important, the potential inherent in our technology platform and core Iomab™-B and Actimab-A programs is further validated by our ability to attract top caliber, senior executives, each with more than 20-years of experience and prior success in the healthcare industry. The Team will play a critical role in ensuring that we meet or exceed our objectives across all key areas including Clinical Operations, Regulatory and Quality, Development, Investor and Public Relations, and Business Development.

●	Advanced Iomab™-B towards Phase 3 Clinical Trial

Iomab™-B, the Company’s lead radioimmunotherapy asset, is on the cusp of entering a Pivotal Phase 3 trial to potentially address the significant unmet medical need for older patients who require less toxic conditioning prior to a bone marrow transplant. Since the last shareholder update, we have executed an agreement with ACT Oncology, a full-service, oncology focused, clinical research organization, to help us prepare and execute the Phase 3 clinical trial of Iomab™-B. We have started preparations for the trial, including centers recruitment feasibility study and outreach. In addition, we have worked diligently to put in place strong partners to ensure the highest quality manufacturing, labeling, and distribution of Iomab™-B to support both the clinical trial and potential commercialization. The necessary scale-up and validation for both the mAb and Iomab™-B finished drug product are currently at an advanced stage. Iomab™-B is a complex program and therefore we are making sure that we address all the requirements for not only a successful pivotal clinical study but also to ensure rapid regulatory approval and support commercial launch.

2

●	High-Profile Visibility and Support for Iomab™-B with Leading Experts

We are pleased to report to our shareholders that the proof of concept data for Iomab™-B and the significant medical advance this drug candidate represents has attracted tremendous support from the thought leaders in bone marrow transplant. We are very pleased to be able to showcase their enthusiastic endorsement of Iomab™-B and our plans in a short three minute video we have posted on our web site entitled “Highlights from NY BIO Panel Discussion”. Please do take a look. We are humbled that we have been provided with the fantastic opportunity to be part of the development process that will bring such a lifesaving drug to patients who currently have no treatment options. In doing so, we will be well advised and supported by our recently constituted Iomab™-B Scientific Advisory Board which includes luminaries from some of the most prestigious cancer and transplant centers including: the Fred Hutchinson Cancer Research Center, Memorial Sloan Kettering Cancer Center, Case Western Reserve University, the Colorado Blood Cancer Institute, and Baylor Research Institute. This high-profile visibility and support is expected to significantly influence the medical community and enable Actinium to develop Iomab™-B to the fullest extent of its potential in AML and in several other blood cancers where it has shown promise.

●	Advanced Actimab-A Phase 1/2 Program and Initiated Support for a Third Development Program

We continue to march forward with the Actimab-A Phase 1/2 trial and are on target to reveal interim results in December by the annual meeting of the American Society of Hematology, the preeminent scientific society for blood cancer research. We recently added Baylor Charles A. Sammons Cancer Center, one of the largest oncology centers in the nation treating over 55,000 cancer patients every year, as a clinical trial site. They join several top US cancer centers including Memorial Sloan Kettering Cancer Center, MD Anderson Cancer Center, Fred Hutchinson Cancer Research Center, Johns Hopkins Medicine and University of Pennsylvania Health System. The addition of Baylor and other leading cancer centers with which we are in active discussions to join in the near future will support the ongoing enrolment in our Phase 1/2 study. Separately, we recently announced the development of another antibody-actinium-225 labeled construct to support a third clinical program at Memorial Sloan Kettering Cancer Center and will look to advance select additional programs where we already have a significant amount of both clinical and preclinical data.

3

“As plainly demonstrated above, we have been extremely busy this year executing on our plans to deliver on the business plan for both the near-term and longer-term”, stated Dr. Dave, “In the near-term, we expect to release interim results on the Actimab-A trial in December and to begin the Iomab™-B trial in the first half of 2015. Longer-term, we expect to deliver on our primary objectives of bringing Iomab™-B to market in 2017 and establishing the clinical validity of Actimab-A, as we seek to build an advanced, world-class oncology company that can address challenges of many types of cancer. We are confident our technologies can provide us with many potentially first-in-class drugs to address unmet medical needs”.

“In conclusion,” stated Dr. Dave, “we are proud to report to our shareholders that Team Actinium has made material progress on all fronts to date in 2014 including: pipeline advances, a much improved stock market profile, a stronger balance sheet, a fortified executive team and high-profile support from prominent scientific leaders. This progress, dear shareholders, leaves your company well-positioned to capitalize on the promise of its product candidates to deliver value. We thank-you once again for your support and hope that you will be with us to share our future successes.”

About Actinium Pharmaceuticals

Actinium Pharmaceuticals, Inc. (www.actiniumpharma.com) is a New York-based biopharmaceutical company developing innovative targeted payload immunotherapeutics for the treatment of advanced cancers. Actinium's targeted radiotherapy is based on its proprietary delivery platform for the therapeutic utilization of alpha-emitting actinium-225 and bismuth-213 and certain beta-emitting radiopharmaceuticals in conjunction with monoclonal antibodies. The Company’s lead radiopharmaceutical Iomab™-B will be used in preparing patients for hematopoietic stem cell transplant, commonly referred to as bone marrow transplant. The Company is preparing a single, pivotal, multicenter Phase 3 clinical study of Iomab™-B in refractory and relapsed Acute Myeloid Leukemia (AML) patients over the age of 55 with a primary endpoint of durable complete remission. The Company’s second program, Actimab-A, is continuing its clinical development in a Phase 1/2 trial for newly diagnosed AML patients over the age of 60 in a single-arm multicenter trial.

Forward-Looking Statement for Actinium Pharmaceuticals, Inc.

This news release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and involve risks and uncertainties, which may cause actual results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding product development, product potential, or financial performance. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Actinium Pharmaceuticals undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

Contact:

Actinium Pharmaceuticals, Inc. Evan Smith, CFA, VP Investor Relations and Finance, +1 (646) 840-5442, Email: esmith@actiniumpharma.com